EXHIBIT (99)

                        CLARK EQUIPMENT COMPANY
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLARS IN MILLIONS)
                                                              Three Months
                                                                  1995
Earnings Before Tax:

From Continuing Operations (1)                                    $30.4


Fixed Charges:

Interest Expense                                                  $ 5.4
Interest Portion of Rent Expense                                     .4

Total Fixed Charges (2)                                           $ 5.8

Earnings from Continuing Operations before Taxes
and Fixed Charges (1 Plus 2)                                      $36.2

Ratio of Earnings to Fixed Charges                                 6.24
                                                                  =====

Note:

Earnings to Fixed Charges have been determined based on Continuing Operations and have been computed by dividing Earnings before Income
Taxes and Fixed Charges by Fixed Charges. Earnings before Income Tax includes the pre-tax income from Clark's Consolidated Continuing Operations. Fixed Charges include Interest Expense relating to Clark's Consolidated Continuing Operations. Fixed charges also includes one-third of Clark Rentals for Consolidated Continuing Operations. The
Company believes that one-third of such Rentals constitutes a representative interest factor. Capitalized Interest has been excluded from Fixed Charges as it is immaterial.